Exhibit 20.2

Date: November 10, 2004


                     STATEMENT OF UNAMINOUS WRITTEN CONSENT
                  TO ACTION TAKEN IN LIEW OF THE ANNUAL MEETING
                               OF THE DIRECTORS OF
                         GLOBAL ENVIRONMENTAL ENERGY INC
                              BY WAIVIER OF NOTICE


   DATE: November 10, 2004
   Time: 12.40 PM GMT
   Place:Telephonically


THE UNDERSIGNED, being all of the directors of Global Environmental Energy, Inc formally known as Life Energy & Technology Holdings, Inc., a Bahamas Corporation and a U.S. Public Company (the Corporation) do hereby take the following actions in the name of and on behalf of the Corporation:

At a telephonic meeting of the Board of Directors of Global Environmental Energy, Inc formally known as Life Energy & Technology Holdings, Inc. held pursuant to waiver of notice and attended by all members on November 10, 2004, and after due discussion, IT WAS UNANIMOUSLY RESOLVED THAT:

     1). Global Environmental Energy Inc, formerly known as Life Energy & Technology Inc, shall cause the formation of a wholly owed subsidiary named Biosphere Development Corp, said corporation to Commonwealth of Bahamas IBD Corporation.

     2) Existing shareholders of Global Environmental Energy Inc, formerly known as Life Energy & Technology Inc., are to receive one share of Biosphere Development Corp Energy Corp for each 10 share of Global Environmental Energy Corp., as of November 30, 2004.

     3) The Board make all necessary changes to the Corporate structure of Global Environmental Energy Corp to allow Global Environmental Energy Corp to act in all ways as a Holding Company.

     4) Upon the formation of Biosphere Development Corp; Global Environmental Energy Corp will assign all rights title and interest to the manufacturing deposit of USD$27,450,000 and the balance of the account receivable from Alia holdings of USD$7,750,000 to its 100% wholly owed subsidiary, making a total of USD$ 35,200,000

     5) Global Environmental Energy Corp will enter into discussions with McCormack Consulting a consortium to acquire the worldwide rights and a technology transfer to Biosphere Development Corp of the McCormack Consulting Mark III Biosphere System.


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     6)   Existing  shareholders of Global  Environmental  Energy Inc,  formerly known as Life Energy & Technology Inc., are to receive as a dividend one share of Biosphere Development Corp for each 10 share's of Global Environmental Energy Corp. that they hold as of December 15, 2004

     7) All officers and agents are authorized to take appropriate corporate action to effect these changes.

     8) Appropriate officers and or agents make such notification to operating agencies and the public as may be required.


IN WITNESS WHERE OF:       The undersigned have executed this Consent:


Dr CA McCormack
Director, President and Chief Executive Officer      /s/ Dr.  CA McCormack
                                                    ----------------------------

Mr. Salim Ghafari
Director, Chief Financial Officer                   /s/ Salim Ghafari
                                                    ----------------------------

Dr A Reynolds
Director, Chairman                                  /s/ Dr A Reynolds
                                                    ----------------------------